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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JULY 2, 1996


                        Commission file number: 33-67866



                          A I M  MANAGEMENT GROUP INC.
             (Exact name of registrant as specified in its charter)



          Delaware                                           74-1881407
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                             Identification No.)


              11 Greenway Plaza, Suite 1919, Houston, Texas 77046
          (Address of principal executive offices, including zip code)



                                 (713) 626-1919
              (Registrant's telephone number, including area code)


                                 Not Applicable
         (Former name or former address, if changed since last report)
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ITEM 5.      OTHER EVENTS

             On June 27, 1996, A I M Management Group Inc. (the "Company") entered into a credit facility with Citibank, N.A. and other financial institutions (the "New Credit Facility") to provide funding for the payment of sales commissions to financial intermediaries who sell classes of shares of AIM retail funds which are sold without a front-end sales charge, but which are generally subject to a contingent deferred sales charge ("CDSC") at the time of their redemption ("Class B Shares"). The amount of the New Credit Facility is $200 million; however, the Company has the ability to increase the amount up to a maximum of $250 million if certain conditions are met. The Company borrowed approximately $37 million under the New Credit Facility to repay amounts which had previously been borrowed under the bank facility entered into by the Company in August 1993 (as amended and restated on June 27, 1996, the "Bank Facility") to finance the Company's payment of deferred sales commissions on Class B Shares. Approximately $44 million remains available under the Bank Facility as a series of term loans to the Company for working capital purposes.

             The New Credit Facility is secured only by distribution fees (the "12b-1 fees") which are payable under distribution plans adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, and CDSCs (together with the 12b-1 fees, the "Fees") attributable to certain Class B Shares. Under the terms of the indenture (the "Indenture") under which the Company's 9% Senior Secured Notes due 2003 (the "Notes") were issued, the Fees do not secure the Notes. As part of the amendment of the Bank Facility, the security interests securing amounts payable under the Bank Facility were released. As a result of the release of the security interests under the Bank Facility and the satisfaction of certain conditions under the Indenture, all security interests securing the Notes were automatically released as provided in the Indenture.





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                                   SIGNATURE


             Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on July 2, 1996.


                                        A I M MANAGEMENT GROUP INC.



                                        /s/ DAWN M. HAWLEY
                                        ------------------------------------
                                        Dawn M. Hawley
                                        Chief Financial Officer





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